Exhibit 2.1

                         ARTICLES OF RESTATEMENT OF THE
                          ARTICLES OF INCORPORATION OF
                             CLIFTON MINING COMPANY

         Pursuant to the provisions of Sections 10-16a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation adopts the following amended and restated Articles of Incorporation as of this date and hereby certifies as follows:

         1.       The name of the corporation is Clifton Mining Company.

         2. These Articles of Restatement supersede the original Articles of Incorporation and all amendments thereto.

         3. This amendment and restatement of the Articles of Incorporation was adopted by the shareholders of the corporation at a shareholder meeting held on February 27, 2004.

         4. The number of shares outstanding at the time of the record date was 44,823,183 shares of common stock and 251,918 shares of 1993 Series Preferred A Stock; and the number of shares entitled to vote thereon was 44,823,183 shares of common stock and 251,918 shares of 1993 Series Preferred A Stock. The only classes of shares outstanding at the time of adoption were the common stock and the 1993 Series Preferred A Stock and all of said shares were entitled to vote on such amendment.

         5. The number of shares of common stock and 1993 Series Preferred A Stock, voting as a single voting group, to approve the adoption of these Articles of Restatement was 31,917,703 and 123,334, respectively.

         6. The Articles of Incorporation are hereby amended and restated to read in their entirety as follows:


                                    ARTICLE I
                                      NAME

         The name of this corporation is Clifton Mining Company.


                                   ARTICLE II
                                     PURPOSE
         The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the Utah Revised Business Corporation Act.


                                   ARTICLE III
                                AUTHORIZED SHARES

         1. The Corporation shall have the authority to issue 10,000,000 shares of preferred stock, $0.001 par value and 70,000,000 shares of common stock, $0.001 par value ("Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Utah Revised Business Corporation Act, to:

                  (i) designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

                  (ii) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

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                  (iii) alter or revoke the preferences, limitations, and
         relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

                  (iv) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

         2. The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

         3. Of the authorized preferred stock, TWO HUNDRED FIFTY ONE THOUSAND NINE HUNDRED EIGHTEEN (251,918) shares shall are designated as 1993 Series Preferred A Stock, par value $.001 (the "1993 Series Preferred A Stock").

         (a) Liquidation

                  3.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1993 Series Preferred A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $3.00 per share plus all unpaid dividends, whether or not previously 'declared, accrued thereon to the date of final distribution. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution. or winding up of the Corporation unless each holder of any 1993 Series Preferred A Stock shall have received all amounts to which such holder shall be entitled under this subsection 3.01.

                  3.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1993 Series Preferred A Stock shall be insufficient to pay the holders of outstanding 1993 Series Preferred A Stock the full amounts to which they otherwise would be entitled under subsection 3.01, the assets of the Corporation available for distribution to holders of 1993 Series Preferred A Stock shall be distributed to them pro rata on the basis of the number of shares of 1993 Series Preferred A Stock held by each such holder.

         (b) Voting Rights

                  3.03 The 1993 Series Preferred A Stock shall be voted with the Common Stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the 1993 Series Preferred A Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Utah, as now existing or as hereafter amended. Each holder of 1993 Series Preferred A Stock shall be entitled to such number of votes in respect of each share of such stock held by him or her that would be appurtenant to the Common Stock issuable upon conversion in respect of such stock.

         (c) Dividends

                  3.04 Dividends may be paid on the outstanding shares of common and 1993 Series Preferred A Stock as and when declared by the board of directors, out of funds legally available therefor. For purposes of the declaration and payment of dividends, the Common Stock and the 1993 Series Preferred A Stock shall be treated together as a single class.

         (d) Conversion

                  3.05 Each share of 1993 Series Preferred A Stock is convertible into Common Stock of the Corporation at the times, in the manner, and subject to the conditions provided below.

                  3.06 Each share of 1993 Series Preferred A Stock may be converted at any time at the election of the holder on the presentation and surrender of the certificate representing the share, duly endorsed, with written instructions specifying the number of shares of 1993 Series Preferred A Stock to

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be converted and the name and address of the person to whom certificate(s)
representing the Common Stock issuable on conversion are to be issued, at the principal office of the Corporation.

                  3.07 Each share of 1993 Series Preferred A Stock shall automatically be converted into Common Stock immediately upon the earlier of:
(1) the date of effectiveness of a registration statement under the Securities Act of 1933, as amended, or any successor statute, which covers the resale of Common Stock issuable on the conversion of such 1993 Series Preferred A Stock,
(2) the date of effectiveness of a registration statement under the Securities Act of 1933, as amended, or any successor statute, for a firmly underwritten offering of Common Stock which will provide gross proceeds to the Corporation of $5,000,000 or more; (3) the date on which the Corporation has received gross proceeds of at least $5,000,000 pursuant to a best-efforts offering of Common Stock which was registered pursuant to the Securities Act of 1933, as amended, or any successor statute; or (4) the date on which the board of directors causes a notice to be sent, by first class mail to the latest known address as shown on the Corporation's records, to the holders of 1993 Series Preferred A Stock which accurately states that: (a) the Corporation has successfully completed two consecutive fiscal years in which it has shown in each year a net profit before taxes (excluding nonrecurring and extraordinary items); (b) such net profit is shown on the Corporation's regular books and records of account; and (c) the aggregate amount of the two-year period net profit equals or exceeds $5,000,000.

                  Upon the occurrence of any event specified in this Section
3.07 above, the outstanding shares of 1993 Series Preferred A Stock shall be automatically converted into Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of occurrence of the event causing automatic conversion and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time on such date, unless the transfer books of the Corporation are closed on such date, in which event such person shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open.

                  Upon the automatic conversion of the 1993 Series Preferred A Stock, the holders of such 1993 Series Preferred A Stock shall surrender the certificates representing such shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Corporation. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of 1993 Series Preferred A Stock certificates for the number of shares of Common Stock to which such holder is entitled.

                  3.08 Each share of 1993 Series Preferred A Stock shall be convertible into Common Stock of the Corporation at the rate of one share of Common Stock for each share of 1993 Series Preferred A Stock (the "Conversion Rate"). The conversion rate shall be subject to adjustment pursuant to subsection 3.09.

                  3.09 In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this subsection 3.09.

                  In the event the Corporation shall declare a dividend or make any other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock of the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the 1993 Series Preferred A Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of 1993 Series Preferred A Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date for such event.

                  If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the 1993 Series Preferred A Stock shall thereafter have the right to acquire and receive on conversion of the 1993 Series Preferred A Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the 1993 Series Preferred A Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any

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such case, appropriate provision shall be made with respect to the rights and interests of the holders of the 1993 Series Preferred A Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the 1993 Series Preferred A Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the 1993 Series Preferred A Stock. In the event of a -merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the 1993 Series Preferred A Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of 1993 Series Preferred A Stock.

                  3.10 No adjustment shall be made in the Conversion Rate of the number of shares of Common Stock issuable on conversion of 1993 Series Preferred A Stock:

                  (i) In connection with the offer and sale of any shares of 1993 Series Preferred A Stock;

                  (ii) In connection with the issuance of any Common Stock, securities, or assets on conversion of shares of 1993 Series Preferred A Stock;

                  (iii) In connection with the issuance of any shares of Common Stock, securities, or assets on account of the antidilution provisions set forth in this section 3.10;

                  (iv) In connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or

                  (v) In connection with the sale or exchange by the Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or preferred stock of the Corporation.

                  3.11 The Corporation covenants and agrees that:

                  (i) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of 1993 Series Preferred A Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

                  (ii) All shares of Common Stock or other securities which may be issued on any conversion of the 1993 Series Preferred A Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the 1993 Series Preferred A Stock is at all times sufficient to render the common stock issued upon conversion as fully paid and non-assessable.

                  (iii) The issuance of certificates for Common Stock or other securities on conversion of the 1993 Series Preferred A Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1993 Series Preferred A Stock and the related issuance of Common Stock or other securities.

                  3.12 In case any shares of 1993 Series Preferred A Stock shall be converted pursuant hereto, the shares so converted shall be cancelled and the authorized number of shares of Common Stock shall be reduced accordingly.

         (e) Redemption

                  3.13 Subject to the requirements and limitations of the corporation laws of the state of Utah, the Corporation shall have the right to redeem shares of 1993 Series Preferred A Stock on the following terms and conditions.

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                  3.14 Shares of 1993 Series Preferred A Stock are subject to redemption by the Corporation at any time after July 31, 1996 pursuant to written notice of redemption given to the holders thereof on not less than 30 days' written notice specifying the date on which the 1993 Series Preferred A Stock shall be redeemed (the "Redemption Date"). Subsequent to notice of redemption and prior to the Redemption Date, shares of 1993 Series Preferred A Stock may still be converted to Common Stock pursuant to section (d). The Corporation may redeem a portion or all of the issued and outstanding shares of 1993 Series Preferred A Stock; provided, that in the event that less than all of the outstanding shares of 1993 Series Preferred A Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of 1993 Series Preferred A Stock held by each holder reflected on the stock records and the total number of shares of 1993 Series Preferred A Stock outstanding.

                  3.15 The redemption price for each share of 1993 Series Preferred A Stock shall be $5.00 per share plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

                  3.16 Redemption of the 1993 Series Preferred Stock shall be made in the following manner:

                  (i) The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent"), of its intention to redeem the 1993 Series Preferred Stock. Such notice shall include a list of all holders of 1993 Series Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of 1993 Series Preferred Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least ten days prior to the date that written notice of redemption is given to the holders of the 1993 Series Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of 1993 Series Preferred Stock redeemed by the Corporation.

                  (ii) On the Redemption Date, all shares of 1993 Series Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to section (d). The holder of any shares of 1993 Series Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price. On such surrender, the Transfer Agent shall cause to be issued and delivered a check and/or certificate representing Common Stock, as the case may be, with all reasonable dispatch to the holder and in such name or names as the holder may designate.

                  (iii) The Transfer Agent shall periodically, but not less frequently than monthly, provide to the Corporation an accounting of the 1993 Series Preferred Stock tendered for redemption and the funds or Common Stock disbursed pursuant thereto. Following the expiration of a period of 120 days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the 1993 Series Preferred Stock redeemed and a list of all shares of 1993 Series Preferred Stock remaining unconverted and not returned to the Corporation for redemption. Any certificates representing 1993 Series Preferred Stock received by the Transfer Agent subsequent to the return of funds to the Corporation will be promptly delivered to the Corporation. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any check.

         (f) Additional Provisions

                  3.17 No change in the provisions of the 1993 Series Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 1993 Series Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the 1993 Series Preferred Stock in the manner provided in the Utah Revised Business Corporation Act, as the same may be amended from time to time.

                  3.18 A share of 1993 Series Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of 1993 Series Preferred Stock so transferred to the person entitled thereto.

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                  3.19 The Corporation shall not be required to issue any
fractional shares of Common Stock on the conversion or redemption of any share of 1993 Series Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 3.19, be issuable on the conversion or redemption of any share of 1993 Series Preferred Stock, the Corporation shall pay an amount in cash equal to the current value of such fraction computed on the basis of the Redemption Price.

                  3.20 Any notice required or permitted to be given to the holders of the 1993 Series Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.


                                   ARTICLE IV
                            CONTROL SHARE ACQUISITION

         No shareholder shall have the right to demand payment for his shares in the event of a control share acquisition as provided in section 61-6-12 of the Utah Revised Business Corporation Act or successor statute of like tenor, which section shall not be applicable to the Corporation.


                                    ARTICLE V
                             LIMITATION ON LIABIILTY

         To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.


                                   ARTICLE VI
               INDEMNIFICATION OF OFFICERS, DIRECTORS, AND OTHERS

         To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the bylaws or authorized by the board of directors.


                                   ARTICLE VII
                     REGISTERED OFFICE AND REGISTERED AGENT

         The address of the Corporation's registered office and the name of the registered agent at that address in the state of Utah is:

                                Scott S. Moeller
                            80 West Canyon Crest Road
                               Alpine, Utah 84004

Either the registered office or the registered agent may be changed in the manner provided for by law.

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         IN WITNESS WHEREOF, the undersigned signs and executes these Articles of Restatement of the Articles of Incorporation and certifies to the truth of the facts herein stated, this 27th day of February, 2004.

                                             CLIFTON MINING COMPANY



                                             By  /s/ Kenneth S. Friedman
                                                --------------------------------
                                                Kenneth S. Friedman, President

         The appointment of the undersigned as the registered agent of the Corporation is hereby accepted.

                                                 /s/ Scott Moeller
                                                --------------------------------
                                                Scott Moeller, Registered Agent

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